SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 4, 2011 (May 3, 2011)
Date of Report (Date of earliest event reported)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	001-13957 (Commission file number)	91-1032187 (I.R.S. Employer Identification No.)
201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On May 3, 2011, WHC809, LLC (the “Seller”) entered into an agreement to sell the Red Lion Hotel on Fifth Avenue in Seattle, Washington to LCP Seattle, LLC (the “Purchaser”), an affiliate of Lowe Enterprises. The Seller is an indirect wholly owned subsidiary of Red Lion Hotels Limited Partnership (“RLHLP”). The registrant beneficially owns more than 99% of the partnership interests of RLHLP. The registrant has guaranteed the obligations of the Seller under the agreement.
The purchase price for the hotel is $71,000,000, which is payable in cash at closing. The closing is scheduled for May 31, 2011, but the Purchaser has the right to defer the closing for up to 60 days. The Purchaser has deposited $1,775,000 with an escrow agent as earnest money, and has agreed to deposit an additional $1,775,000 of earnest money with the escrow agent by May 10, 2011. The Seller will be entitled to the earnest money as liquidated damages if the Purchaser wrongfully fails to close the transaction. The earnest money will be refunded to the Purchaser if the conditions to closing are not met or waived.
The agreement contains customary representations and warranties by both the Seller and the Purchaser. The Purchaser has completed its due diligence and its obligation to close the transaction is not subject to the availability of financing.
The Purchaser has agreed to enter into a franchise agreement with Red Lion Hotels Franchising, Inc. at closing and operate the hotel under the Red Lion® brand. It is anticipated that Destination Hotels & Resorts, a wholly owned subsidiary of Lowe Enterprises, will manage the hotel following the closing.
A copy of the May 4, 2011 press release announcing the agreement to sell the hotel is included as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibits
99.1	Press Release dated May 4, 2011

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Dated: May 4, 2011	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary

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